EXHIBIT 10.1

SUBSEQUENT AGREEMENT

          This Subsequent Agreement (this “Agreement”) by and between UST Inc., a Delaware corporation (the “Company”), and Richard H. Verheij (the “Executive”), is entered into effective as of January 10, 2005 (the “Effective Date”).

          WHEREAS, the Executive has been employed by the Company as its Executive Vice President and General Counsel; and

          WHEREAS, the Executive and the Company are parties to an Employment Agreement entered into as of December 14, 2000 (the “Employment Agreement”); and

          WHEREAS, pursuant to Section 8(e) of the Employment Agreement, the Executive’s employment with the Company has terminated, effective as of the Effective Date, in a “Termination by Mutual Consent”; and

          WHEREAS, as contemplated by, among other things, said Section 8(e), the parties wish to enter into this Agreement and to set forth their mutual agreement as to the rights and obligations of the parties in connection with the Executive’s termination of employment with the Company; and

          WHEREAS, pursuant to said Section 8(e), the Executive agrees and covenants to separately execute the general release the “Release”) annexed hereto as Appendix A;

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1. Capitalized Terms.

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

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          2. Termination By Mutual Consent.

          (a) The parties acknowledge that the Executive’s employment with the Company terminated as of the Effective Date and that such termination of employment shall constitute a “Termination by Mutual Consent” within the meaning of Section 8(e) of the Employment Agreement. Accordingly, the parties acknowledge and agree that (i) the dispute resolution procedures set forth in Section 17 of the Employment Agreement shall be inapplicable; (ii) no compensation shall be payable to the Executive in connection with such termination of employment, except as set forth in this Agreement; (iii) the Executive shall have no right to receive any payments under the ICP in respect of the 2004 fiscal year; and (iv) the Executive shall have no right to reimbursement for legal fees contemplated by § 9(d)(v) of the Employment Agreement.

          (b) In consideration of the benefits to be provided hereunder, the Executive agrees and covenants not to seek any recovery against the Company or its officers, directors, employees, agents or representatives for any cause or reason related to or arising from his employment with the Company or the termination thereof pursuant to Section 8(e) of the Employment Agreement (including, without limitation, seeking any recovery against the Company or its officers, directors, employees agents or representatives in any forum, including without limitation any court, administrative agency or otherwise), other than a failure or refusal of the Company to pay the Executive the benefits to be provided pursuant to this Agreement and the benefits to which he is entitled subsequent to the Effective Date pursuant to the terms of one or more of the Company’s employee benefit plans.

          3. Employment Agreement.

          Effective as of the Effective Date, the Employment Agreement shall terminate and shall thereafter be of no force and effect, except that Sections 7, 11 and 13 (as well as Annex I) of the Employment Agreement (which are incorporated herein by reference) shall survive such termination and shall remain in full force and effect in accordance with their terms. Executive acknowledges that said sections shall be construed under and governed by the laws of the State of Connecticut in accordance with the governing law provisions set forth in Paragraph 13, below.

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          4. Compensation and Benefits.

          Subject to the Executive’s compliance with the provisions of this Agreement, including those incorporated herein by reference, and provided the Executive executes the Release set forth in Appendix A hereto and does not revoke the Release within the time provided therein for such revocation, then the Executive shall be entitled to receive from the Company the payments and benefits set forth in Section 9(d)(i)-(iv) of the Employment Agreement. The specific dollar amount and/or in-kind benefits to which the Executive is entitled pursuant to Section 9(d)(i)-(iv) of the Employment Agreement are set forth in Appendix B hereto.

          5. Mutual Nondisparagement.

          (a) The Executive shall not make, participate in the making of, or encourage any other person to make any statements, written or oral, which criticize, disparage or defame the goodwill or reputation of the Company, any of its subsidiaries or affiliates or any of their respective past or present directors, officers, executives or employees.

          (b) The Company shall instruct its directors and officers and the directors and officers of its subsidiaries and affiliates not to make, participate in the making of, or encourage any other person to make any statements which disparage or defame the reputation of the Executive.

          (c) Notwithstanding the foregoing, nothing in this Section 5 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

          6. Cooperation.

          The Executive further agrees that he shall not voluntarily testify in any proceeding before any court, tribunal, administrative agency or panel regarding anything having to do with the Company. Moreover, in the event that the Executive is subpoenaed to provide such testimony, he will immediately notify a managerial representative of either the Company’s Legal Department or its Chief Executive Officer of the issuance of such subpoena. The Executive further agrees that he will cooperate with the Company in all respects in connection with any and all litigation or proceedings commenced in which the Executive is involved by virtue of his prior employment with the Company; any transaction or matter that involved or involves or may involve facts or circumstances with which the Executive was involved or acquainted as a director, officer, employee or advisor of the Company or any of its affiliates; or as to which the Executive has or could reasonably be expected to have knowledge.

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          7. Non-Competition.

          In order to further ensure that the Company and the Executive receive the benefit of this Agreement, and in consideration of the benefits provided hereunder, which benefits (including the Company’s agreement to deem the Executive as having satisfied certain prerequisites for purposes of certain of such benefits) Executive acknowledges he would not be entitled to receive but for the Company’s grant of the same in consideration of the following covenant not to compete, the Executive hereby covenants and agrees that, effective as of the Effective Date, and for a period of five (5) years thereafter, he:

(i) shall not either directly or indirectly engage or participate in any business or industry which is then in direct or indirect competition with the principal business of the Company wherever located in the world; and

(ii) shall not knowingly solicit, request, advise or induce any agent, client, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company.

     For purposes of this covenant not to compete, the phrase “directly or indirectly engage or participate in” shall include: (a) being employed by, associated with, providing professional services for or consulting with or on behalf of any company, corporation, joint venture, limited liability company, business, sole proprietorship, partnership, association, organization or individual(s) (hereinafter “Competitors”), directly or indirectly involved, conducting business or operating in the tobacco industry, smokeless or otherwise; and, (b) any direct or indirect ownership, holding, acquisition or profit participation interest in any Competitors, whether as an owner, stockholder, partner, joint venturer or otherwise.

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          The Executive acknowledges and agrees that the duration and scope provisions of this covenant are drafted expressly in acknowledgement of the nature, type, and geographical scope of the business of the Company, and in recognition of the Executive’s prior status, title, responsibilities and high level of access to a variety of proprietary and otherwise highly classified, confidential and sensitive information of the Company, and of its operations, processes, financial status, officers, directors, employees, contractors, methods of doing business, strategies, business plans and the like. The Executive further acknowledges that the provisions relating to the covenant not to compete shall be construed under and governed by the laws of the State of Connecticut in accordance with the governing law provisions set forth in Paragraph 13, below. In the event that any of the provisions relating to the Executive’s covenant not to compete are deemed invalid or otherwise unenforceable as drafted by a court of competent jurisdiction, the Executive acknowledges that such court of competent jurisdiction shall have the right to revise, modify or otherwise “blue pencil” such provisions to the minimum extent necessary to ensure their validity and enforceability and to sufficiently protect the interests of the Company. The Executive further acknowledges that the non-compete provisions contained in this paragraph supersede and replace those non-competition provisions contained in the Employment Agreement.

          8. Indemnification.

          The Company acknowledges and agrees that it shall extend the Executive the same indemnification arrangements as are generally provided to other similarly situated Company officers to the extent authorized by applicable law and in accordance with Article VIII of the Company’s By-Laws.

          9. Breach by the Executive.

          The Executive acknowledges that in the event of a material breach of any term of this Agreement, the Company shall be entitled to any and all relief available, including but not limited to the right to reimbursement for any of the consideration paid to the Executive under the terms of this Agreement, with the exception of the first of the 78 bi-weekly payments contemplated by section 9(d)(ii) as outlined in Appendix B hereto, said payment being deemed sufficient consideration for the Executive’s execution of the Release; the right to cease any further payments or benefits otherwise due under the terms of this Agreement; injunctive relief; attorney fees; and reimbursement for all costs expended by the Company in securing such relief.

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          10. Taxes.

          Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any amounts required or authorized to be withheld under any applicable law or regulation including any federal, state and/or local taxes. Furthermore, the parties intend that all payments made pursuant to this Agreement including the SOP benefit described in Appendix B hereof shall comply in all respects with 409A of the Internal Revenue Code of 1986 as amended, including Notice 2005-1 and any subsequent guidance issued under said section. The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of payment hereunder, as may be necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

          11. Counterparts.

          This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          12. Entire Agreement.

          This Agreement represents the entire agreement between the parties with respect to the subject hereof and supersedes all prior discussions, representations, arrangements and agreements with respect to the subject matter hereof.

          13. Governing Law.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws.

          14. Severability Clause.

          In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction: (i) such provisions shall be modified to the minimum extent necessary to cure such defect and make such provisions valid and enforceable; (ii) the remaining provisions of this Agreement will nevertheless be binding upon the parties and not in any way affected or impaired; and (iii) under no circumstances shall the Executive be entitled to any additional monies, benefits and/or compensation as a result.

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          15. No Waiver.

          The Executive acknowledges and agrees that the Company’s failure or decision not to take action on account of any breach or default by him of any term of this Agreement shall not be deemed or construed as a waiver by the Company of its right to take action for a subsequent breach or default by him, even if such breach or default is similar to the prior breach or default for which the Company did not take action.

          16. Joint Drafting of Agreement.

          The Executive acknowledges that each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

UST Inc.
By: Name:	/s/ Vincent A. Gierer, Jr. Vincent A. Gierer, Jr.
Title:	Chairman and Chief Executive Officer

/s/ Richard Verheij Richard H. Verheij

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APPENDIX A

RELEASE AGREEMENT

          THIS RELEASE, entered into this 8th day of February, 2005, by Richard H. Verheij residing at 76 Hollow Tree Ridge Road, Darien, Connecticut 06820 (hereinafter referred to as the “Executive”).

          WHEREAS, the Executive and UST Inc., a corporation existing under the laws of the State of Delaware and having its principal offices in Greenwich, Connecticut (hereinafter referred to as “UST”), entered into an employment agreement (the “Employment Agreement”) dated as of December 14, 2000, pursuant to Section 8(e)(ii) of which the Executive agreed and covenanted, upon a Termination by Mutual Consent (as defined in the Employment Agreement), to execute a general release of any and all claims he may have or may believe he has against UST and/or its officers, directors, employees, agents and representatives; and

          WHEREAS, the employment of the Executive was terminated as of January 10, 2005, in a Termination by Mutual Consent; and

          WHEREAS, as contemplated by Section 8(e) of the Employment Agreement, the Executive and the Company are contemporaneously herewith entering into a Subsequent Agreement (as defined in Section 9(d) of the Employment Agreement);

          NOW, THEREFORE, in consideration of the benefits to be provided to the Executive pursuant to the Subsequent Agreement, it is agreed as follows:

          1. The Executive voluntarily, knowingly and willingly releases and forever discharges UST, its parents, subsidiaries and affiliates, together with their respective employees, officers, directors, partners, shareholders, executives and agents, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Executive signs this Release.

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          2. The release being provided by the Executive in this Release includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with UST, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act or any other federal, state or local laws or judicial decision, except that the foregoing shall not preclude the Executive from pursuing his rights pursuant to Section 2(b) of the Subsequent Agreement nor shall it release any of the Releasees from any obligations under the Subsequent Agreement including any appendices thereto.

          3. By signing this Release, the Executive represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.

          4. The Executive acknowledges that UST has hereby advised him of his right to consult with an attorney of his choosing prior to signing this Release and has encouraged him to do so. The Executive represents that he has had the opportunity to review this Release and, specifically, the release in paragraph 1, with an attorney of his choice. The Executive also agrees that he has entered into this Release freely and voluntarily.

          5. The Executive acknowledges that he has been given at least twenty-one (21) days to consider the terms of this Release. Furthermore, once he has signed this Release, the Executive shall have seven (7) additional days from the date of signing this Release to revoke his consent hereto. The Release will not become effective until seven (7) days after the date the Executive has signed it, which will be the effective date of this Release.

          IN WITNESS WHEREOF, the Executive has executed this Release Agreement as of the date set forth above.

/s/ Richard Verheij Richard H. Verheij
/s/ Delores Portanova WITNESS

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APPENDIX B

COMPENSATION AND BENEFITS

     Pursuant to Section 9(d)(ii) of the Employment Agreement, set forth below is each and every specific dollar amount and specific in kind benefit due under the Employment Agreement and Company employee benefit plan (other than tax-qualified employee benefit plans). Section references made herein are to the applicable Sections of the Employment Agreement.

•	Section 9(d)(i): $2,211.54 in respect of unpaid salary through January 10, 2005, will be paid on January 21, 2005.

•	Section 9(d)(ii): an aggregate of $4,254,537.00 (3 times the sum of annual salary ($575,000.00) plus ICP payable for 2003 ($843,179.00)), such amount to be payable in 78 biweekly payments of $54,545.35, commencing on July 22, 2005.

•	Section 9(d)(iii): the following benefit coverages shall remain in full force and effect through January 9, 2008, under the same terms and conditions applicable to all active employees, including any applicable employee contributions required toward such benefit coverages:

•	Life Insurance based on $1,500,000.00 in coverage

•	Survivor Income based on a base salary of $575,000.00 (benefit is 25% of base salary payable as a 10 year certain annuity)

•	Long-Term Disability based on $383,333.33 in coverage (66 2/3% base salary)

•	Medical, Dental and Vision (Employee only coverage)

Benefits provided to the Executive pursuant to Section 9(d)(iii) are subject to the same terms and conditions as enumerated in the Company’s applicable benefit plans or programs as such may be amended from time to time; provided, however, that because the Executive’s participation in such plans and programs is barred, all of the benefits described above will be maintained in force under separate arrangements, except as may otherwise be provided herein. With respect to the Executive’s medical,

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dental and vision benefits referenced above, the first eighteen (18) months of such benefits coverage will be provided to the Executive under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Executive must elect COBRA coverage on forms to be provided by the Company. During this eighteen (18) month COBRA period, the Executive will be required to continue paying the employee contributions required toward such benefit coverages under the same terms and conditions applicable to all active employees; the Company will pay the remaining cost of providing such COBRA coverage. At the expiration of this eighteen (18) month COBRA period, the Executive’s remaining eighteen (18) months of medical, dental and vision benefits will be provided to the Executive under separate arrangements; Executive will continue to be required to pay the employee contributions required toward such benefit coverages under the same terms and conditions applicable to active employees.

All of the benefit coverages described herein shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the Continuation Period (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive as soon as practicable after they become effective). Moreover, the Executive shall be responsible for any and all federal, state and local taxes due with respect to the benefits described above, including but not limited to any taxes due as a result of the Executive being subject to imputed income on any portion of coverage paid for by the Company.

•	Section 9(d)(iv): the Executive shall be deemed to be a participant in the Company’s Officers’ Supplemental Retirement Plan (“SOP”). The Executive shall accrue additional benefits under the SOP and other supplemental retirement income plans or arrangements of the Company during the Continuation Period based on an annual salary of $575,000.00 and an ICP of $843,179.00. The Executive shall be entitled to the following annual SOP benefit (expressed as a single life annuity) commencing as soon as practicable following payment of the 78th and final biweekly payment provided for herein: $376,528.64.

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As soon as practicable following the Executive’s attainment of age 55, the above-described annual SOP benefit shall be reduced in accordance with the terms of the SOP and the Executive shall be entitled to the following annual benefit with respect to the SOP, UST Inc. Benefit Restoration Plan and UST Inc. Excess Retirement Benefit Plan (each expressed as a single life annuity payable at age 55):

SOP: $187,794.96 Benefit Restoration Plan: $143,621.40 Excess Retirement Benefit Plan: No benefit due because the Executive’s qualified retirement plan benefits do not exceed Internal Revenue Code Section 415 limits.

Any benefits due to the Executive under the SOP or any other supplemental retirement income plan or arrangement shall be paid monthly and in accordance with the terms of such plans or arrangements (including any offset for payments under qualified plans) at the time and in the form permitted under such plans or arrangements, as may be amended from time to time.

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